United States
                        SECURITIS AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number:  0-21974


                               UGC Holdings, Inc.
                           (fka UnitedGlobalCom, Inc.)
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             (Exact name of registrant as specified in its charter)



  4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, (303) 770-4001
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)


                 Class A common stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)


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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]                Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]

Approximate  number of holders of record as of the certification or notice date:
  4
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Pursuant  to the  requirements  of the  Securities  Exchange  Act  of  1934  UGC
Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 19, 2002         By: /s/ Frederick G. Westerman, III
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                                    Frederick G. Westerman, III, Chief Financial
                                    Officer